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                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                             KOLL REAL ESTATE GROUP, INC.

                    Pursuant to Section 245 and 303 of the General
                       CORPORATION LAW OF THE STATE OF DELAWARE


    KOLL REAL ESTATE GROUP, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

    1. The name of the Corporation is Koll Real Estate Group, Inc. The Corporation was originally incorporated under the name "Henley Newco Inc." The name of the Corporation was changed from "Henley Newco Inc." to "The Henley Group, Inc." pursuant to a Restated Certificate to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware (the "Secretary of State") on December 29, 1988, and the name of the Corporation was further changed from "The Henley Group, Inc." to "Henley Properties Inc." pursuant to a Certificate of Ownership and Merger of the Corporation filed with the Secretary of State on December 29, 1989.

    2. The name of the Corporation was further changed from "Henley Properties Inc." to "The Bolsa Chica Company," and the capitalization increased to 900,000,000 shares, of which 750,000,000 shares are Common Stock, par value $0.05 per share and 150,000,000 shares are Preferred Stock, par value $0.01 per share, all pursuant to a Certificate of Amendment to Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on July 16, 1992.

    3. The name of the Corporation was further changed from "The Bolsa Chica Company" to "Koll Real Estate Group, Inc." pursuant to a Certificate of Ownership and Merger merging Koll Real Estate Group, Inc. into the Bolsa Chica Company filed with the Secretary of State on September 30, 1993.

    4. The address of the registered office of the Corporation was changed from "229 South Street, in the City of Dover, County of Kent" to "32 Loockerman Square, Suite L-100, City of Dover, County of Kent" pursuant to a Certificate of Change of Address of Registered Office and of Registered Agent filed with the Secretary of State on October 27, 1989.

    5.   A Certificate of Designations, Preferences and Relative,
Participating, Optional and Other Special Rights of Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof was filed with the Secretary of State on July 16, 1992, the terms of which are included in this Restated Certificate of Incorporation.

    6. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State was September 20, 1988.


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    7.   On July 14, 1997, the Corporation filed with the United States
Bankruptcy Court for the District of Delaware (the "Court") a proposed prepackaged plan of reorganization (the "Prepackaged Plan") and the solicitation of acceptances of the Prepackaged Plan in the form of a Proxy Statement/Prospectus and Disclosure Statement, dated as of May 1, 1997 (the "Disclosure Statement"), pursuant to Section 1126(b) of Title 11 of the United States Code. The Prepackaged Plan was confirmed by the Court on August 19, 1997.

    8. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law by the Board of Directors of the Corporation and is being filed pursuant to Section 303 of the General Corporation Law.

    9. The text of the Restated Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, is hereby amended and restated to read in its entirety as herein set forth:

    FIRST:    The name of the Corporation is Koll Real Estate Group, Inc. (the
"Corporation").

    SECOND:   The address of the registered office of the Corporation in the
State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

    FOURTH:   The Corporation shall have the authority to issue one class of stock. The total number of shares of stock which the Corporation shall have the authority to issue is 18 million shares of Common Stock, par value $0.05 per share (the "Common Stock"). The Corporation shall not issue any non-voting equity securities.

    FIFTH:    Effective upon the filing of this amendment to the Restated
Certificate of Incorporation, the Class A Common Stock, Class B Common Stock and Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") shall be reclassified and combined to create one class and series of stock designated "Common Stock." Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Class A Common Stock shall be automatically reclassified to be one (1) share of Common Stock and each outstanding share of Series A Preferred Stock shall be automatically reclassified to be one and three quarter (1.75) shares of Common Stock. Effective on the date of the filing of this Amended and Restated Certificate of Incorporation, and immediately following the effectiveness of the combination of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock, the resulting outstanding shares of Common Stock shall be reverse split so that each 100 shares of outstanding Common Stock shall be automatically reclassified into one share of Common Stock. The Corporation shall not issue, and no stockholder of the Corporation shall be deemed to hold, fractional shares of Common Stock as a result of the above described capital stock combination and reverse stock split. Instead, the Corporation's exchange agent


                                          2.
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will aggregate all such fractional shares of Common Stock that would otherwise result from the above described capital stock combination and reverse stock split and sell such aggregated shares of Common Stock, rounded to the nearest whole share, as whole shares, in an orderly manner. Upon completion of such sales, stockholders who would otherwise have held such fractional shares of Common Stock, will receive in lieu thereof, the cash proceeds from such sales (without interest) in amounts proportionate to the fractional shares of Common Stock which such stockholders would otherwise have held. The designations and the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of each share of Common Stock shall be governed by the following:

    (i) Identical Rights. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

    (ii) Voting Rights. On all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

    (iii) Dividend Rights. When and as dividends or other distributions are declared, whether in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or distributions.

    (iv) Stock Splits. If the Corporation shall in any manner subdivide, split or combine the outstanding shares of Common Stock, each share of outstanding Common Stock shall be proportionately subdivided, split or combined.

    (v) No Charge. The issuance of certificates representing shares of Common Stock in exchange for outstanding certificates of Class A Common Stock or Series A Preferred Stock shall be made without charge to the holders of such certificates, PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of any certificate in a name other than that of the holder of record of such shares of Class A Common Stock or Series A Preferred Stock exchanged.

    SIXTH:    Intentionally Omitted.

    SEVENTH:  The duration of the Corporation is to be perpetual.

    EIGHTH:   (a)  The number of directors of the Corporation shall be
determined from time to time in the manner described in the By-laws. Each director shall serve for a term ending on the next annual meeting following the meeting at which such director was elected, or on such later date as such director's successor shall have been elected and qualified.

    (b) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the


                                          3.
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preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    (c) Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

    (d)       Intentionally Omitted

    NINTH:    Special meetings of stockholders may be called either (i) by the
Board of Directors or by the Chief Executive Officer pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the By-Laws) or (ii) by the holders of capital stock of the Corporation representing at least ten percent (10%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

    TENTH:    Intentionally Omitted.

    ELEVENTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

    TWELFTH: No contract or other transaction of the Corporation shall be void, voidable, fraudulent or otherwise invalidated, impaired or affected, in any respect, by reason of the fact that any one or more of the officers, directors or stockholders of the Corporation shall individually be party or parties thereto or otherwise interested therein, or shall be officers, directors or stockholders of any other corporation or corporations which shall be party or parties thereto or otherwise interested therein; PROVIDED that such contract or otherwise transactions be duly authorized or ratified by the Board of Directors, with the assenting vote of a majority of the disinterested directors then present, or, if only one such disinterested director is present, with the assenting vote of such disinterested director.

    THIRTEENTH:    The Board of Directors may from time to time make, amend,
supplement or repeal any By-Laws; PROVIDED, however, that the stockholders may change or repeal any By-Law adopted by the Board of Directors; and PROVIDED, FURTHER, that no amendment or supplement to the By-laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

    FOURTEENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    FIFTEENTH:     (a)  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to


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the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    (b)(1) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a part to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights then said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action if its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (2) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the


                                          5.
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required undertaking, if any is required, has been tendered to the Corporation)
that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has NOT met the applicable standard of conduct.

    (3) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    (4) INSURANCE. The Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprises against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    SIXTEENTH:     The Corporation expressly elects not to be governed by
Section 203 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the undersigned, being a duly authorized Executive Vice President and Chief Financial Officer of the Corporation, for the purpose of amending and restating the Restated Certificate of Incorporation of the Corporation pursuant to Section 245 of the General Corporation Law, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 2nd day of September, 1997.



                             --------------------------------------------------
                             Raymond J. Pacini
                             Executive Vice President and
                             Chief Financial Officer


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